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                                                                     EXHIBIT 3.7

                          WESTERN GAS RESOURCES, INC.

                  Resolutions Amending the Company's By-Laws
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        RESOLVED, that Section 11 of Article III of the Company's By-Laws is hereby deleted in its entirety and replaced, in lieu thereof, with the following:

        "Section 11. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if one hundred percent of the members of the Board or one hundred percent of the members of the committee, as the case may be, consent thereto in writing and such writing is filed with the minutes of the proceedings of the Board or committee, as the case may be."

        RESOLVED, that Section 1 of ARTICLE VII of the Company's By-Laws is hereby amended by deleting all references to "any person" and replacing such phrase with "any officer or director" and by deleting all references to "a director, officer, employee or agent" and replacing such phrase with " a director or officer."







ADOPTED ON MARCH 21, 1997